Exhibit (d)(35)

Clearwater Investment Trust

AMENDMENT NO. 2 TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 to the Subadvisory Agreement by and between Clearwater Investment Trust (the "Trust"), Clearwater Management Co., Inc. (the "Manager") and AQR Capital Management, LLC (the "Subadvisor"), is made effective as of the 1st day of January 2016.

WHEREAS, the Trust, the Manager and the Subadvisor previously entered into a Subadvisory Agreement dated as of February 3, 2015, as amended (the "Agreement"); and

WHERAS, the parties now desire to restate Exhibit A to the Agreement in its entirety.

NOW, THEREFORE, in consideration of the above premises, the parties agree that:

1.     Exhibit A of the Agreement is hereby restated in its entirety as follows:

Exhibit A

FEE SCHEDULE

Name of Fund	Subadvisor Fee

Clearwater Core Equity Fund	0.35% on all Allocated Assets

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Agreement to be executed by their officers designated below as of the day and year first written above.

Clearwater Management Co., Inc.	AQR Capital Management, LLC

By:	By:

/s/Stephen G. Simon	/s/Nicole DonVito

Name:	Name:
.
Stephen G. Simon	Nicole DonVito

Title:	Title:

Chief Compliance Officer	Senior Counsel & Head of Registered Products

Clearwater Investment Trust

By:

/s/Stephen G. Simon

Name:

Stephen G. Simon

Title:

Chief Compliance Officer

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